Exhibit 4.9

Execution Version

REGISTRATION RIGHTS AGREEMENT JOINDER

with respect to the

Registration Rights Agreement

for

SoftBrands, Inc. and Atlantis Merger Sub, Inc.

$560,000,000 11.5% Senior Notes due 2018

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

As Representative of the Initial Purchasers

named in Schedule A to the Purchase Agreement

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

This Registration Rights Agreement Joinder (this “Joinder Agreement”) is made and entered into as of July 5, 2011, by and among Lawson Software, Inc., a Delaware corporation (“Lawson”), each of the Acquired Guarantors (as defined in the Registration Rights Agreement) (collectively, the “Guarantors”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers named in Schedule A to the Purchase Agreement (collectively, the “Initial Purchasers”).

Reference is hereby made to that certain Registration Rights Agreement, dated as of July 5, 2011 (the “Registration Rights Agreement”), among SoftBrands, Inc., a Delaware corporation, Atlantis Merger Sub, Inc., a Delaware corporation, the Existing Guarantors (as defined in the Registration Rights Agreement) and the Initial Purchasers, providing for the issuance and sale of the Securities (as defined therein). As a condition to the consummation of the offering of the Securities, Lawson and each Guarantor has agreed to join in the Registration Rights Agreement as of the date hereof. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given them in the Registration Rights Agreement.

Lawson and each Guarantor hereby agrees for the benefit of the Initial Purchasers, as follows:

1.	Each of the undersigned hereby acknowledges that it has received and reviewed a copy of the Registration Rights Agreement and all other documents it deems necessary to review in order to enter into this Registration Rights Agreement Joinder, and acknowledges and agrees to (i) join and become a party to the Registration Rights

Agreement as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements attributable to a Company or a Guarantor, as the case may be, in the Registration Rights Agreement, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Company or a Guarantor, as the case may be, pursuant to the Registration Rights Agreement.

2.	Each of the undersigned hereby represents and warrants to and agrees with the Initial Purchasers that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Registration Rights Agreement Joinder, that this Registration Rights Agreement Joinder has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized.

This Registration Rights Agreement Joinder does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Registration Rights Agreement. The parties hereto acknowledge and agree that all of the provisions of the Registration Rights Agreement shall remain in full force and effect.

This Registration Rights Agreement Joinder may not be amended or modified except by a writing executed by each of the parties hereto. This Registration Rights Agreement Joinder may not be assigned without the written consent of the parties hereto.

This Registration Rights Agreement Joinder may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Registration Rights Agreement Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart.

THIS REGISTRATION RIGHTS AGREEMENT JOINDER AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Initial Purchasers, Lawson and each of the Guarantors agree that any suit or proceeding arising in respect of this Registration Rights Agreement Joinder or the related engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and Lawson and each of the Guarantors agree to submit to the jurisdiction of, and to venue in, such courts.

The Initial Purchasers, Lawson and the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Registration Rights Agreement Joinder or the transactions contemplated hereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LAWSON SOFTWARE, INC.

By:	/s/ Kevin Samuelson
Name:	Kevin Samuelson
Title:	Chief Financial Officer, Vice President and Secretary

LAWSON SOFTWARE AMERICAS, INC.
LAWSON HCM, INC.,
as Guarantors

By:	/s/ Kevin Samuelson
Name:	Kevin Samuelson
Title:	Chief Financial Officer, Vice President and Secretary

HEALTHVISION SOLUTIONS, LLC
LAWSON PLM, LLC
LAWSON WFM, LLC,
as Guarantors

By:	LAWSON SOFTWARE AMERICAS, INC.,
its Sole Member

By:	/s/ Kevin Samuelson
Name:	Kevin Samuelson
Title:	Chief Financial Officer, Vice President and Secretary

HEALTHVISION, LLC,
as Guarantor

By:	HEALTHVISION SOLUTIONS, LLC,
its Sole Member

By:	/s/ Kevin Samuelson
Name:	Kevin Samuelson
Title:	Chief Financial Officer, Vice President and Secretary

[Signature Page to Registration Rights Agreement Joinder]

The foregoing Registration Rights Agreement Joinder is hereby confirmed and accepted as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
Acting on behalf of itself
and as the Representative of
the several Initial Purchasers

By:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:
Managing Director

[Signature Page to Registration Rights Agreement Joinder]